Exhibit 99.1

ONCOTHYREON WORKING TO MEET NASDAQ REQUIREMENTS

COMPANY RECEIVES NOTICE FROM NASDAQ REGARDING 2009 FORM 10-K

SEATTLE, WASHINGTON – April 22, 2010 – Oncothyreon Inc. (NASDAQ: ONTY) announced today that it has received a staff deficiency notice from the NASDAQ Listing Qualifications Staff stating that it is not currently in compliance with NASDAQ Marketplace Rule 5250(c)(1) because the Company has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”).  The delay in filing the 2009 Form 10-K is the result of the Company’s anticipated restatement, which was previously disclosed on March 12, 2010.

The NASDAQ letter, which the Company had anticipated in connection with its delayed filing, requests that the Company submit a plan to regain compliance with respect to the NASDAQ’s continued listing standards no later than June 18, 2010.  If the Company fails to provide a timely plan or the NASDAQ staff determines the Company’s plan is insufficient to regain compliance, the Company may be subject to delisting from the NASDAQ Stock Market.  The Company expects to conclude its restatement and file its 2009 Form 10-K in the near future, which will allow it to regain full compliance with the NASDAQ continuing listing standards prior to the requested deadline.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

This press release contains statements that are forward-looking, including the Company’s expectations regarding its restatement of its historical financial statements, the outcome of its discussions with the SEC, the timing for filing of revised financial statements and 2009 Form 10-K, and its ability to satisfy the continued listing requirements of the NASDAQ Global Market. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control. These risks, uncertainties and other factors could cause actual results to differ materially from those projected in forward-looking statements. Specifically, the restatement may differ materially from the Company’s current expectations; the Company may not be able to meet the continued listing requirements of the NASDAQ Global Market as a result of any failure to timely file its SEC filings or otherwise; the review of the Company’s revenue recognition policy and resulting revisions to its periodic filings and financial statements have required and are expected to continue to require, significant management attention and cause the Company to incur significant accounting, legal and other expenses; the revisions of the Company’s financial results could result in private litigation or governmental or regulatory proceedings or inquiries being initiated against the Company. Any of the foregoing risks could materially and adversely affect the Company’s business, results of operations and the trading price of its common stock. For a detailed description of risks and uncertainties faced by the Company, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. The Company does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC.
2601 Fourth Avenue, Suite 500
Seattle, WA 98121
Tel: (206) 801-2100
Fax: (206) 801-2101
http://www.oncothyreon.com